Exhibit 99.1

STONE ENERGY CORPORATION
Announces Third Quarter 2003 Results

NYSE – SGY
LAFAYETTE, LA. November 3, 2003

        Stone Energy Corporation today announced net income of $22.8 million, or $0.86 per share, for the third quarter of 2003, which represents a 66% increase over the $13.7 million, or $0.52 per share, earned in the third quarter of 2002. Included in net income for the third quarter and first nine months of 2003 is a $4.7 million pre-tax charge, or $0.11 per share after taxes, for the early extinguishment of debt related to the previously announced redemption of our 8¾% Senior Subordinated Notes on September 30, 2003. For the nine months ended September 30, 2003, income before effects of accounting changes totaled $106.0 million, or $3.99 per share, compared to net income of $35.9 million, or $1.36 per share, during the comparable 2002 period. Including the effects of accounting changes, net income for the first nine months of 2003 totaled $107.3 million, or $4.04 per share. All per share amounts are on a diluted basis.

        During the third quarter of 2003, natural gas production totaled 15.3 billion cubic feet (Bcf) and oil production totaled 1.4 million barrels, compared to 16.7 Bcf of gas and 1.6 million barrels of oil produced during the third quarter of 2002. Third quarter 2003 production was impacted by shut-ins for major rig workovers at South Timbalier Block 8 and South Marsh Island Block 288 and rig mobilizations at Ewing Bank Block 305, Main Pass Block 288 and Mississippi Canyon Block 109. During the first nine months of 2003, natural gas production totaled 47.3 Bcf and oil production totaled 4.2 million barrels, compared to 51.5 Bcf of gas and 4.8 million barrels of oil produced during the same period of 2002. For the first nine months of 2003, Stone’s net daily production averaged 265.1 million cubic feet of gas equivalent. As previously announced, Stone will be providing estimates of monthly production data on its Web site (www.StoneEnergy.com) following the end of each month for the remainder of 2003.

        D. Peter Canty, president and chief executive office stated, “I believe we have turned the corner on the issue of production and are beginning to harvest the fruits of our drilling labors. This has been a very good drilling year for Stone with impactful discoveries so far on our Canvasback, Can of Corn, Seagull and our four presidents prospects. Our drilling success rate of 84% is particularly gratifying given the fact that nearly 60% of our capital expenditures have been allocated to exploratory drilling. At a time when production has been lower than we had hoped, we have generated record cash flow for the first nine months of the year. We have used this cash flow to successfully reinvest in, and add to, our property base and pay down debt.” Stone repaid $71.0 million of long-term debt during the first nine months of 2003, including $61.0 million under the bank credit facility.

        Prices realized during the third quarter of 2003 averaged $29.36 per barrel of oil and $4.93 per thousand cubic feet (Mcf) of natural gas. This represents a 36% increase, on an Mcfe basis, over third quarter 2002 average realized prices of $27.12 per barrel of oil and $3.12 per Mcf of natural gas. Average realized prices during the first nine months of 2003 were $30.43 per barrel of oil and $5.57 per Mcf of natural gas compared to $24.37 per barrel of oil and $3.08 per Mcf of natural gas realized during the first nine months of 2002. All unit pricing amounts include the settlement of hedging. During the third quarter of 2003, oil and natural gas revenue totaled $116.0 million, compared to $94.5 million for the third quarter of 2002. For the nine months ended September 30, 2003, oil and natural gas revenue totaled $390.8 million, compared to $275.5 million during the comparable 2002 period. The increase in oil and natural gas revenue for the first nine months of 2003 is attributable to a 57% increase in realized commodity prices on an Mcfe basis over the same period in 2002.

        During the third quarter of 2003, Stone generated discretionary cash flow of $82.7 million compared to $64.3 million generated during the third quarter of 2002. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $98.4 million and $61.9 million during the three months ended September 30, 2003 and 2002, respectively. For the first nine months of 2003, discretionary cash flow totaled $301.3 million compared to $187.3 million during the first nine months of 2002. Net cash flow provided by operating activities, as defined by GAAP, totaled $311.5 million and $170.0 million during the nine months ended September 30, 2003 and 2002, respectively. (Please see “Non-GAAP Financial Measure” below and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

        Effective January 1, 2003, management elected to change to the Units of Production (UOP) method of amortizing proved oil and gas property costs versus the formerly used Future Gross Revenue (FGR) method. Depreciation, depletion and amortization (DD&A) expense on oil and gas properties under the UOP method for the third quarter of 2003 totaled $41.3 million. DD&A expense under the FGR method was $39.0 million for the third quarter of 2002. Under the UOP method, DD&A expense would have been $42.2 million during the third quarter of 2002. DD&A expense under the UOP method for the nine months ended September 30, 2003 totaled $122.6 million compared to $120.7 million during the nine month 2002 period under the FGR method. Under the UOP method, DD&A expense for the nine months ended September 30, 2002 would have been $126.1 million.

        Normal lease operating expenses incurred during the third quarter of 2003 totaled $15.1 million compared to $15.6 million for the comparable quarter in 2002. For the nine months ended September 30, 2003 and 2002, normal lease operating expenses were $45.8 million and $45.9 million, respectively.

        Major maintenance expenses, which represent major repair and workover operations, totaled $5.2 million during the third quarter of 2003 compared to $5.1 million in the third quarter of 2002. Third quarter 2003 major maintenance expenses consisted primarily of workover costs for wells on Eugene Island Block 113, South Marsh Island Block 288, South Pass Block 38 and South Timbalier Block 8. For the nine months ended September 30, 2003 and 2002, major maintenance expenses totaled $10.5 million and $11.1 million, respectively.

        During the three and nine-month periods ended September 30, 2003, we recognized non-cash expenses of $1.6 million and $4.7 million, respectively, related to the accretion of our asset retirement obligation in accordance with Statement of Financial Accounting Standard (SFAS) No. 143. As required by SFAS No. 143, our estimate of our asset retirement obligation does not give consideration to the value that the related assets could have to other parties.

        Salaries, general and administrative expenses for the third quarter of 2003 were $3.6 million compared to $2.9 million in the third quarter of 2002. For the nine months ended September 30, 2003, salaries, general and administrative expenses totaled $10.6 million compared to $9.5 million during the comparable 2002 period. Due to our progress to date toward our annual performance goals, incentive compensation expense increased to $0.6 million during the third quarter of 2003 compared to $0.2 million incurred during the third quarter of 2002. For the nine months ended September 30, 2003 and 2002, incentive compensation expense totaled $1.9 million and $0.6 million, respectively.

        On September 30, 2003, we redeemed $100 million aggregate principal amount of our 8¾% Senior Subordinated Notes due September 2007 at a call premium of 102.917%. The redemption payment was funded through a combination of available cash and $90.0 million of borrowings under Stone’s bank credit facility. We recorded a pre-tax charge of $4.7 million in the third quarter of 2003 for the early extinguishment of debt, which related to the call premium of $2.9 million and the recognition of previously deferred financing costs and unamortized discounts associated with the issuance of the Notes in 1997.

        Effective October 31, 2003, the borrowing base under our bank credit facility was increased to $350 million based on a review of our proved reserves by the bank group and the term of the credit facility was extended to June 20, 2005. We had availability under the credit facility of an additional $176.9 million of borrowings as of November 3, 2003. Interest expense for the third quarter of 2003 decreased to $4.8 million due primarily to the long-term debt repayments, compared to $5.9 million during the third quarter of 2002. For the nine months ended September 30, 2003, interest expense totaled $15.4 million compared to $17.4 million during the comparable period in 2002.

        During the third quarters of 2003 and 2002, Stone recognized non-cash expenses of $2.2 million and $3.3 million, respectively, relating to commodity derivatives, the majority of which represents the cost associated with put contracts that settled or expired during the respective periods. For the nine-month periods ended September 30, 2003 and 2002, Stone recognized $6.4 million and $11.8 million, respectively, of non-cash expenses related to commodity derivatives.

        Stone Energy’s 2003 capital expenditures budget, excluding acquisitions, is approximately $290 million. Capital expenditures during the third quarter of 2003 totaled $95.6 million, including $81.9 million of operational expenditures, $7.7 million of acquisition costs, $3.5 million of capitalized salaries, general and administrative expenses and $2.5 million of capitalized interest. Year-to-date 2003 additions to oil and gas property costs of $302.2 million included $52.6 million of non-cash asset retirement costs recorded in connection with the adoption of SFAS No. 143, which pertains to the recording of estimated property abandonment liabilities. Capital expenditures during the first nine months of 2003 also included $185.8 million of operational expenditures, $46.5 million of acquisition costs, $10.6 million of capitalized salaries, general and administrative expenses and $6.7 million of capitalized interest. These investments were financed by cash flow from operations and working capital.

   OPERATIONAL UPDATE

        During the third quarter of 2003, Stone evaluated nine new wells, seven of which were successful. Through October 31, 2003, the Company spudded 44 of the 53 new wells planned for this year. With six wells currently drilling, we have achieved an 84% drilling success rate with 32 discoveries and six dry holes. Of the 32 discoveries, 20 wells are currently producing. The following is an update of certain ongoing or recently completed operations:

Gulf Coast Basin

Gulf of Mexico — Federal Waters:

        Main Pass 288/287 Fields.   Drilling is in-progress on the seventh of nine wells scheduled for 2003 on this acreage. We earlier reported the first four exploratory successes, the presidents prospects, that were drilled and suspended during the first half of the year from an open water location on Main Pass Block 287. The “A” platform was installed in early October and tieback operations on the four successful discoveries are now complete. We have begun completing the four new wells and expect to bring the wells on production at two-week intervals beginning in November with full production expected by early 2004. Following the well completion work, we plan to drill a 7,000 foot test on the Harding Prospect, to the same zone found productive in the first four wells, in an untested fault block beneath the platform. Installation is in progress on a flowline bundle from the new “A” platform on Main Pass Block 287 to the Main Pass Block 288 “A” production platform.

        A platform rig has been installed on the “A” platform on Main Pass Block 288 and a multi-well drilling program is in-progress designed to test field productive sands in traps for both attic reserves updip from depleted wells and untested fault blocks on the east flank of a salt dome. Cumulative production from seven productive sands between 3,500 and 6,500 feet on the east flank is approximately 62 Bcf of natural gas and 44 million barrels of oil. The first well in the program, the No. A-4 STK, was drilled to a total depth of 6,400 feet on August 17, 2003 and logged 154 net feet measured depth (MD) of oil pay in four zones. The No. A-4 STK was completed and placed on production during September. The second well, the No. A-6 STK, reached a total depth of 6,914 feet in October on the Monroe Prospect and logged 132 net feet MD of oil pay in three sands in two separate fault blocks. Drilling is in progress on the third well, the No. A-27 STK3, a planned 8,150 foot test on the Roosevelt Prospect that, similar to the Monroe Prospect, is evaluating both untested and attic reserves. Following the drilling of the No. A-27 STK3, we plan to complete this well along with the No. A-6 STK before drilling two exploratory wells for field pay sands in fault traps away from the salt dome. We have been encouraged with reservoir pressure measured in the No. A-4 and No. A-6 wells. We had assumed that previous production from field pay sands had materially reduced reservoir pressures. The recent measured pressures found the sands to be substantially repressured indicating higher recoverable volumes than we had anticipated. Stone has a 100% working interest (WI) and an 83.3% net revenue interest (NRI) in these wells.

        Ewing Bank Block 305 Field.   A multi-well drilling and workover program from the “A” Platform began in September of this year. A workover of the No. A-9 STK Well is complete and the well is currently flowing 7.5 MMcf of gas and 600 barrels of oil per day from one of the established field productive sands. Completion operations are in-progress on the No. A-19 STK2 Well on the Tank Prospect that drilled to a total depth of 13,916 feet or 8,750 feet of true vertical depth (TVD). Stone has a 100% WI and an 80.6% NRI in the Ewing Bank Block 305 Field.

        Mississippi Canyon Block 109.   The No. A-22 STK1 BP1 Well was drilled and cased to a total depth of 13,330 feet and completed as an oil producer. The well was placed on production in late September and is flowing at a gross daily rate of 1.5 MMcf gas and 900 barrels of oil. The well also found gas in three shallower sands.

        Completion operations are in-progress on the second well, the No. A-33 Well, that drilled to a total depth of 13,692 feet (8,709 feet TVD) and logged approximately 408 net feet MD of pay in eight sands. The A-33 Well confirmed 221 net feet MD of pay in the J sand in an up-dip position in a fault block that has produced 3.7 million barrels of oil from four wells. The deeper exploratory objective, an 8,000 foot sand series, was found productive with 111 net feet MD of pay, extending production in these sands 3,700 feet east of three productive wells. In addition to these two wells, eight new wells and two workovers are planned while the rig is on the platform. Stone has a 33% WI and a 27.5% NRI in Mississippi Canyon Block 109.

        South Pelto Block 23.   As previously reported, the South Pelto Block 23 No. C-4 Well was drilled to a depth of 18,693 feet on the Hammerhead Prospect and logged gas in several field pay sands. A sidetrack well was drilled to a total depth of 17,010 feet to capture attic reserves updip to the original hole. During September, the well was put on production and is flowing at a stabilized gross daily rate of 5.5 MMcf of gas and 656 barrels of condensate. Stone has a 100% WI and an 80.9% NRI in this well.

        South Pelto Block 22.   Completion operations are in-progress on the first delineation well at the Can of Corn Prospect discovery on South Pelto Block 22. The No. 3 Well was drilled to a total depth of 19,000 feet (18,155 feet TVD) in a sidetrack hole at a bottom hole location approximately 1,700 feet southwest of the No. 2 discovery well. The No. 3 appraisal well logged 205 net feet MD of pay in eight sands in a fault block adjacent to that tested by the discovery well. Following the completion of the No. 3 Well, the rig will move to drill the No. 4 well from a surface location adjacent to the discovery well. The No. 4 is planned to drill to total depth of 19,136 feet MD (18,000 feet TVD) and is designed to drill updip from the discovery well. A four-pile production facility is currently under construction and expected to be installed to allow production start up in the first quarter of 2004 from the No. 2 and No. 3 wells and the No. 4 Well if successful. Additional drilling is planned moving east along the same major fault that traps the discovery. Stone has mapped three untested fault traps for the productive sand section, each successively down-faulted from the discovery well moving east towards Stone’s 2003 deep sand discovery on the Hammerhead Prospect on South Pelto Block 23. Stone has a 50% WI and a 40.7% NRI in the South Pelto Block 22 No. 2 and No. 3 wells.

        East Cameron Block 378.   The No. 3 BP4 Well was drilled and cased to total depth of 14,467 feet and was mud-line suspended awaiting completion operations. As reported earlier, the well encountered gas pays in two sands. In early October 2003, the operator recommended a sidetrack of the No. 3 BP4 well to the deepest objective of the original hole, which was not reached due to hole problems. This operation would also permit a larger casing string to be set through the two gas pay sands logged in the original wellbore. A consequence of this redesign would be higher potential flow rates once the well is brought onstream. Operations are in-progress to sidetrack the No. 3 Well to a planned measured depth of 15,364 feet (13,174 feet TVD).

        A subsea completion and tieback is planned for this well with first production expected late in the second quarter of 2004. The current sidetracking operation is not expected to delay the remaining work to connect the well to production facilities. Stone has a 57% WI and a 42% NRI in these wells.

        South Marsh Island Block 288.   The No. CB-1 STK1 Well is currently drilling at 12,948 feet towards a proposed total depth of 16,949 feet. Stone has a 50% WI and a 41.7% NRI in this well.

        Vermilion Block 255 Field.   The No. J-3 BP/2 Well on the Aetna Prospect was drilled as a sidetrack from an idle wellbore to a total depth of 14,514 feet MD and logged 87 net feet MD of gas pay in three K sands. Along the same fault system that traps recent discoveries on the Scorpios and West Scorpios prospects on Vermilion Block 276, the J-3 BP/2 Well drilled directionally to a crestal location for the primary objective K sands that had produced approximately 5.3 Bcf gas and 192 thousand barrels of oil from a down dip well. Production commenced during October, and the well is flowing at a gross daily rate of 5.0 MMcf gas and 150 barrels of condensate. Stone has a 100% WI and an 82.8% NRI in this well.

        The OCS-G 2082 No. 5 Well, the initial test of the Olympus Prospect, spudded on August 4th and has drilled to 15,303 feet. The well is designed to drill to a total depth of 19,073 feet. This deep wildcat is drilling beneath nearly one half trillion cubic feet equivalent of established production and is targeting stratigraphically trapped, geopressured Miocene age sands projected from state of the art seismic processing. Stone has a 66.7% WI and a 55.2% NRI in this well.

        Mustang Island Block A65.    The No. 1 exploratory well on the Triumph Prospect reached a total depth of 15,609 feet (12,560 feet TVD) in late October 2003. This wildcat well was directionally drilled along the up-thrown side of a fault to test a dip closure trap from 10,000 feet to total depth. Non-commercial quantities of gas were logged and the well was subsequently plugged and abandoned. Stone has a 100% working interest in the lease block.

Onshore Louisiana

        Cut Off Field — Lafourche Parish.   The initial test of the deep Sequoia Prospect, Clovelly No. 37 Well, reached a total depth of 17,200 feet on August 10, 2003 and was abandoned after encountering wet, reservoir-quality sands. A well to test these porous sands in the deep Hollywood section in an adjacent trap is planned for the first quarter of 2004. Stone has a 100% WI and an 80% NRI in the well.

Rocky Mountains

        During 2003, Stone established a presence in tight gas plays on four lease blocks as primary focus areas for the Rocky Mountain District. Through drilling and completion operations, we have earned approximately 4,700 net acres on the Pinedale Anticline in the Green River Basin of Wyoming. We have a number of undrilled locations offsetting producing wells on 40 acre spacing and the numbers are growing. In the Wind River Basin, we have accumulated approximately 8,300 net acres on the Howard Ranch leaseblock where two federal units have been formed for exploratory drilling. We have drilled one well in each of the two federal units. Production testing is complete on one well and we are currently completing the second well. Both wells will be on production by the end of November. The acreage is being drilled on 40 acre spacing. In the Uinta Basin, we have acquired approximately 47,000 net acres of deep rights beneath the Monument Butte oil field in close proximity to the developing Natural Buttes gas field. We plan to begin evaluation of this lease block during 2004. This play allows us to employ a similar approach and technology across three basins.

        Pinedale Anticline.   Stone has drilled eight wells on the Pinedale Anticline during 2003. As of the end of October 2003, Stone holds an interest in six producing wells, four wells being completed, and one drilling well in this rapidly developing field. Daily gas production for the property is approximately 14.9 MMcf gross (5.7 MMcf net to Stone). We plan to drill approximately 10 wells on the Pinedale Anticline in 2004 with an approximate 50% WI and a 40-43% NRI.

Non-GAAP Financial Measure

        In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

Other Information

        Stone Energy has planned a conference call for 3:00 p.m. CST Tuesday, November 4, 2003 to discuss the operational and financial results for the third quarter of 2003. Anyone wishing to participate should visit our Web site at www.StoneEnergy.com for a live webcast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site at www.StoneEnergy.com or by dialing 1-800-642-1687 (ID# 3393090). The web replay will be available for approximately one week and telephone replay will be available for approximately 48 hours.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, budgets, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION SUMMARY STATISTICS
(In thousands, except per share/unit amounts) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
FINANCIAL RESULTS
Income before effects of accounting changes (1)	$22,767	$13,693	$106,027	$35,933
Income before effects of accounting changes per share (1)	$0.86	$0.52	$3.99	$1.36

Net income	$22,767	$13,693	$107,252	$35,933
Net income per share	$0.86	$0.52	$4.04	$1.36

PRODUCTION QUANTITIES
Oil (MBbls)	1,379	1,564	4,186	4,799
Gas (MMcf)	15,310	16,696	47,255	51,520
Oil and gas (MMcfe)	23,584	26,080	72,371	80,314

AVERAGE DAILY PRODUCTION
Oil (MBbls)	15.0	17.0	15.3	17.6
Gas (MMcf)	166.4	181.5	173.1	188.7
Oil and gas (MMcfe)	256.3	283.5	265.1	294.2

REVENUE DATA (2)
Total oil revenue	$40,492	$42,413	$127,394	$116,952
Total gas revenue	75,501	52,110	263,357	158,539
Total oil and gas revenue	$115,993	$94,523	$390,751	$275,491

AVERAGE PRICES (2)
Oil (per Bbl)	$29.36	$27.12	$30.43	$24.37
Gas (per Mcf)	4.93	3.12	5.57	3.08
Per Mcfe	4.92	3.62	5.40	3.43

COST DATA
Normal lease operating expenses	$15,121	$15,563	$45,827	$45,936
Major maintenance expenses	5,209	5,112	10,451	11,074
Salaries, general and administrative expenses	3,641	2,930	10,578	9,480
DD&A expense on oil and gas properties	41,316	39,028	122,647	120,730

AVERAGE COSTS (Per Mcfe)
Normal lease operating expenses	$0.64	$0.60	$0.63	$0.57
Major maintenance expenses	0.22	0.20	0.14	0.14
Salaries, general and administrative expenses	0.15	0.11	0.15	0.12
DD&A expense on oil and gas properties	1.75	1.50	1.69	1.50

AVERAGE SHARES OUTSTANDING – Diluted	26,589	26,485	26,560	26,497

(1) 2003 amounts excludes the cumulative effects of adoption of and change in accounting principles.
(2) Includes the settlement of hedging.

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$40,492	$42,413	$127,394	$116,952
Gas production	75,501	52,101	263,357	158,539
Total operating revenue	115,993	94,523	390,751	275,491
Operating expenses:
Normal lease operating expenses	15,121	15,563	45,827	45,936
Major maintenance expenses	5,209	5,112	10,451	11,074
Production taxes	1,410	1,496	4,368	3,596
Depreciation, depletion and amortization	42,020	39,662	124,785	122,577
Non-cash accretion expense	1,573	-	4,719	-
Salaries, general and administrative expenses	3,641	2,930	10,578	9,480
Incentive compensation expense	577	192	1,914	571
Non-cash derivative expense	2,153	3,337	6,407	11,844
Total operating expenses	71,704	68,292	209,049	205,078
Income from operations	44,289	26,231	181,702	70,413
Other (income) expenses:
Interest	4,760	5,900	15,448	17,386
Other income	(691)	(734)	(2,058)	(2,254)
Other expense	538	-	538	-
Early extinguishment of debt	4,661	-	4,661	-
Total other expenses	9,268	5,166	18,589	15,132
Income before income taxes	35,021	21,056	163,113	55,281
Provision for income taxes:
Current	-	-	-	-
Deferred	12,254	7,372	57,086	19,348
Total income taxes	12,254	7,372	57,086	19,348
Income before cumulative effects of adoption of and change in accounting principles, net of tax	22,767	13,693	106,027	35,933
Cumulative effect of adoption of new accounting principle	-	-	5,256	-
Cumulative effect of change in accounting principles	-	-	(4,031)	-
Net income	$22,767	$13,693	$107,252	$35,933
NET CASH FLOW INFORMATION
Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$82,668	$64,340	$301,293	$187,271

Net working capital changes and other	15,701	2,156	10,730	(7,924)
Investment in derivative contracts	-	(4,562)	(516)	(9,384)
Net cash flow provided by operating activities	$98,369	$61,934	$311,507	$169,963

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands)
	September 30, 2003	December 31, 2002
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$36,120	$27,609
Accounts receivable	73,865	74,800
Fair value of put contracts	12	859
Other current assets	5,976	3,601
Total current assets	115,973	106,869
Oil and gas properties:
Proved, net	1,114,494	940,463
Unevaluated	139,193	107,473
Building and land, net	5,207	5,238
Fixed assets, net	5,531	5,452
Other assets, net	9,819	13,876
Total assets	$1,390,217	$1,179,371
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable to vendors	$89,115	$72,012
Undistributed oil and gas proceeds	35,135	29,027
Fair value of swap contracts	4,618	-
Other accrued liabilities	15,715	7,043
Total current liabilities	144,581	108,082

8¼% Senior Subordinated Notes due 2011	200,000	200,000
8¾% Senior Subordinated Notes due 2007	-	100,000
Bank debt	160,000	131,000
Deferred taxes	116,387	59,604
Fair value of swap contracts	4,839	-
Asset retirement obligation	77,616	-
Other long-term liabilities	2,906	3,197
Total liabilities	706,329	601,883
Common stock	264	263
Additional paid-in capital	455,094	453,176
Retained earnings	237,717	130,523
Treasury stock	(1,550)	(1,706)
Accumulated other comprehensive loss	(7,637)	(4,768)
Total stockholders' equity	683,888	577,488
Total liabilities and stockholders' equity	$1,390,217	$1,179,371